Exhibit 10.1

October 7, 2015

VIA EMAIL

Edmond Thomas

[Address]

On behalf of Tilly’s, Inc., a Delaware corporation and World of Jeans & Tops (together, the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company, reporting to the Board of Directors. You will have the duties, responsibilities and authority commonly associated with these positions, in addition to those set forth in the by-laws of Tilly’s, Inc. Your first day of work at the Company will be October 12, 2015 (“Employment Start Date”). Your employment with the Company will be subject to the terms of this Agreement.

1.     Annual Base Salary. Your starting annual base salary rate (“Base Salary”) will be $600,000, less applicable taxes and withholdings, paid in accordance with the Company’s normal payroll practices and subject to annual review. In addition, you will receive an annual car allowance of $18,000, paid ratably every pay period. The Compensation Committee of the Board of Directors of Tilly’s, Inc. (the “Compensation Committee”) will evaluate your performance annually. Your annual review will coincide with the annual review cycle of the Company’s management team.

2.     Annual Incentive Bonus. You will be eligible to receive an annual incentive bonus (“Incentive Bonus”), with a target amount of 100% of your Base Salary and a maximum amount of up to 200% of your Base Salary, based upon achievement of performance bonus criteria established by the Compensation Committee, beginning with the bonus related to fiscal 2016 performance. The Compensation Committee will, at its discretion, determine your Incentive Bonus based upon the Company’s performance compared to performance bonus criteria established for the relevant year. In establishing performance bonus criteria for your Incentive Bonus, we expect the Compensation Committee to use the Company’s performance metrics such as, but not limited to, comparable sales, operating income, pre-tax income or net income in order to align your incentive compensation with the interests of the Company’s stockholders.

Your Incentive Bonus payments will be subject to applicable taxes and withholdings. To earn an Incentive Bonus you must remain continuously employed with the Company and be in good standing through the date that any bonus is paid. The Company intends to determine and pay the Incentive Bonus following completion of the year-end audit of the Company’s financial statements during the fiscal year following the fiscal year for which the Incentive Bonus criteria applied.

Edmond Thomas

October 7, 2015

3.     Stock Option Grant. As a part of the Company’s team, we strongly believe that stock ownership in the Company by our employees is an important factor to our success. Therefore, as part of your compensation, the Board of Directors will grant you non-qualified stock options to purchase 500,000 shares of Class A common stock of Tilly’s, Inc. (the “Option Grant”). The Option Grant will be issued pursuant to the terms and conditions of the Tilly’s, Inc. Amended and Restated 2012 Equity and Incentive Award Plan (the “Plan”) and the stock option agreement in a form prescribed by the Company. Subject to approval by the Compensation Committee, the Option Grant will be made on the first day of our next open trading window following your Employment Start Date and will have an exercise price equal to the closing price per share of Tilly’s Inc. common stock on that date. Subject to your continued service with the Company through each applicable vesting date, the Option Grant will vest in four equal annual installments with the first installment vesting on the first anniversary of the grant date of the Option Grant and the remaining three installments each vesting on the subsequent anniversaries of such grant date. The Option Grant will expire 10 years after the date of grant, subject to earlier termination as provided by this Agreement, provisions in the Plan and in the related stock option agreement.

In addition, subject to approval by the Compensation Committee, the Company will grant you 50,000 options to purchase the Class A common stock of Tilly’s, Inc. in each of the next four fiscal years, beginning in fiscal 2016 (the “Annual Grants”). The Annual Grants will be made at the same time annual equity awards are granted to other senior executives and will only be made if the Class A common stock of Tilly’s, Inc. is then publicly traded. Subject to your continued service with the Company through each applicable vesting date, the Annual Grants will vest in four equal annual installments from the date of each grant and will expire 10 years after the date of grant, subject to earlier termination as provided by this Agreement, provisions in the Plan and in the related stock option agreement. In such years, you will not be entitled to any other equity grant (unless determined otherwise by the Compensation Committee).

4.     Nomination to Tilly’s Inc. Board of Directors; Serving on Other Boards of Directors. You will be nominated to Tilly’s Inc. Board of Directors, subject to legal limitations.

During your employment, you will devote your full business efforts and time to the Company. Therefore, you may not serve on the board of directors of any other company without the prior written approval of the Board of Directors. In addition, any other activities outside of the Company must not interfere or conflict with your full time responsibilities or your ability to perform your duties of employment to the Company.

5.     Benefits. You will be eligible to participate in the benefit package available to all of the Company’s senior executives when you satisfy standard eligibility conditions. These benefits include health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, and a 401(k) Plan. Please refer to benefit plan documents for eligibility. Of course, the Company may change its benefits at any time.

Edmond Thomas

October 7, 2015

You will be entitled to 20 days of paid time off per year in accordance with the terms and conditions of the Company’s paid time off policy, which may change from time to time. You will begin accruing your paid time off on your Employment Start Date.

6.	At-Will Employment; Termination.

(a)     At-Will Employment. This Agreement does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated by the Company at any time, with or without cause and by you with or without good reason. However, you agree to provide the Company with at least 90 days written notice of any voluntary resignation. The at-will nature of your employment relationship may not be modified or amended except by written agreement of the Company’s Board of Directors and you. You agree that if your employment is terminated for any reason, you will immediately resign from all officer and director positions you hold with the Company and any of its subsidiaries and affiliates. You understand you will not be entitled to any severance or other benefits in the event you resign or your employment is terminated for any or no reason.

(b)      Acceleration upon a Change in Control. If you are terminated without Cause (as defined below) in contemplation of a Change in Control (as defined below), as determined in the sole discretion of the Board of Directors of Tilly’s, Inc., or within 90 days immediately following the consummation of a Change in Control, your outstanding and unvested equity awards in Tilly’s, Inc. will accelerate in full upon such termination.

As reasonably determined by a majority of the full Board of Directors of Tilly’s, Inc., you will be deemed terminated for “Cause” if you have: (1) been determined by a court of law to have committed any felony; (2) been convicted, or entered a plea of no contest, for violation of any criminal statute constituting a felony, provided that the Board of Directors of Tilly’s, Inc. reasonably determines that the continuation of your employment after such event would have an adverse impact on the operation or reputation of the Company or its affiliates; (3) engaged in an act of fraud, theft, embezzlement, or misappropriation against the Company; (4) committed one or more acts of gross negligence or willful misconduct, either within or outside the scope of your employment that has the effect of materially impairing the goodwill or business of the Company or causing material damage to its property, goodwill or business, or would, if known, subject the Company to public ridicule; (5) failed to materially perform the duties commonly associated with the position of President and Chief Executive Officer (continuing without cure for 10 days after receipt of written notice by you from the Board of Directors of Tilly’s, Inc. of the need to cure); (6) allowed the Company’s performance to be materially weaker than its competitors and the retail industry generally (as determined by the Board of Directors of Tilly’s, Inc.); (7) materially breached the Company’s Code of Ethics and Business Conduct or other written Company policies; or (8) breached this Agreement, after we have provided you notice and given you a reasonable opportunity to cure.

Edmond Thomas

October 7, 2015

A “Change in Control” means an event or a series of related events where (i) a person or group of persons acting in concert (other than the Company, any of its subsidiaries, Hezy Shaked or any Hezy Shaked Entity (as defined in the Tilly’s, Inc. Amended and Restated Certificate of Incorporation) or any entity that is controlled by or under their common control or their family trusts) acquires direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 50% of the total combined voting power of Tilly’s, Inc. securities outstanding immediately after such acquisition from Hezy Shaked or any Hezy Shaked Entity and (ii) immediately after such acquisition, Hezy Shaked, the Hezy Shaked Entities and entities directly or indirectly controlled by them or their family trusts, when taken together, beneficially own less than 5% of the aggregate voting power of shares of Class A Common Stock and Class B Common Stock of Tilly’s, Inc.; provided that any sale of such shares by Hezy Shaked or any Hezy Shaked Entity into the public market will not be captured by the foregoing definition of Change in Control. The Board of Directors of Tilly’s, Inc. will have the right to determine whether multiple sales or exchanges of voting stock of Tilly’s, Inc. or multiple events are related, and its determination shall be final, binding and conclusive.

7.     Proprietary Information & Ownership of Works-for-Hire Agreements. As an employee of the Company, you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company. Further, during your employment with the Company you may create intellectual property that is the Company’s property. To protect the interests of the Company, you will need to read and sign employee confidentiality and works for hire agreements prior to beginning employment. A copy of these agreements will be provided for you to read and sign.

8.     Clawback. Any incentive-based compensation, and any other compensation, paid or payable to your pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement or Company policy will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement or policy of the Company. You specifically authorize the Company to withhold from your future wages any amounts that may become due under this provision. This Section 8 will survive the termination of your employment for a period of three (3) years.

9.     Non-Competition During Employment. You agree that, during your employment with the Company, you will not engage in, nor have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is engaged in the Business (as defined below) of

Edmond Thomas

October 7, 2015

the Company. Notwithstanding the foregoing, you may have ownership interests of less than two percent of an outstanding class in publicly traded companies subject to the limitations in the Company’s Code of Ethics. “Business” means a retailer of teen or action sports inspired apparel, footwear or accessories.

10.   Non-Solicitation. You agree that at no time during your employment with the Company and for a period of three years immediately following your termination will you directly or indirectly, on behalf of yourself or any other person or entity, solicit, recruit or encourage any employee to leave the employ of the Company.

11.   Cooperation. During your employment and thereafter, you agree to reasonably cooperate with and make yourself available on a continuing basis to the Company and its representatives and legal advisors in connection with any matters in which you are or were involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters, as reasonably requested by the Company. You also agree that within five business days of receipt (or more promptly if reasonably required by the circumstances) you will send to the Company, attention General Counsel, copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any legal proceedings involving or relating to the Company, unless you are expressly prohibited by law from so doing. You agree that you will not voluntarily cooperate with any third party in any actual or threatened claim, charge, or cause of action of any nature whatsoever against the Company or affiliates. You understand that nothing in this Agreement prevents you from cooperating with any government investigation.

12.   Code of Conduct and Company Policies. The Company is committed to creating a positive work environment and conducting business ethically. As an employee of the Company, you will be expected to abide by the Company’s policies and procedures.

13.   Non-Disparagement. You agree that both during and for five years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or to them or to the Company’s or their business, business reputation or personal reputation. However, this provision does not include statements made regarding Company employees if these statements were made in the good faith performance of your duties and statements made in connection your fiduciary duties or otherwise required by applicable law. The Company will direct its executive officers to abide by these same restrictions with regard to you. You will not violate this section by making statements which are truthful, complete and made in good faith in response to any question, inquiry or request for information required by legal process or governmental inquiry.

14.	Entire Agreement; Notice; Severability.

(a)     This Agreement constitutes the entire agreement between you and the Company with respect to your employment and supersedes all prior or contemporaneous oral or written

Edmond Thomas

October 7, 2015

representations, understandings, agreements or communications between you and the Company concerning those subject matters. It may only be terminated or modified in a writing executed by you and an authorized representative of the Board of Directors of Tilly’s, Inc. This Agreement will be interpreted under, and governed by, the laws of the state of Delaware without regard to its conflict of law provisions.

(b)     Notices will be delivered in writing either personally or by overnight delivery service and will be deemed given on the date delivered if delivered personally or the day after the day sent if sent by overnight delivery service. Notices will be delivered as follows (or to such other address as the party shall notify the other by notice sent as aforesaid): (a) if to the Company, at the Company’s executive offices (attn: Chairman) with a copy to the General Counsel; and (b) if to you, at your last home address on file with the Company.

(c)     If a court should determine that any provision of this Agreement is invalid or unenforceable, in whole or in part, the invalidity or unenforceability of that provision will not make any other provision of this Agreement invalid or unenforceable.

15.	General 409A Compliance; Income Tax Withholding.

(a)     The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If you notify the Company (with specificity as to the reason therefore) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with you, to the extent legally permitted and to the extent it is possible to timely reform the provision to avoid taxation under Section 409A, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A. The Company shall have no liability to you with regard to any additional tax, penalties or interest you are required to pay pursuant to Section 409A.

(b)     A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits which is nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Edmond Thomas

October 7, 2015

If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six month period measured from the date of such “separation from service” of you, and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)     With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. Tax gross-up payments, if any, shall be made no later than the end of the calendar year immediately following the calendar year in which you remit the related taxes. Any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes subject of the audit or litigation are remitted to the taxing authority or the audit or litigation is completed, whichever occurs later.

(d)     For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)     All payments hereunder shall be subject to applicable federal, state and local income tax withholding.

16.	Accepting this Offer; Conditions. Our offer to you is conditioned upon:

(a)	Returning this signed Agreement to us by October 7, 2015;

Edmond Thomas

October 7, 2015

(b)	your completion of a D&O questionnaire and completion of your background check and our being satisfied with the results;

(c)	you starting employment at the Company on or before the Employment Start Date.

To accept this offer, please sign this letter in the space provided below and return it to our General Counsel, Christopher M. Lal.

We look forward to your joining us and hope that you find your employment with Tillys enjoyable and professionally rewarding.

Very truly yours,

/s/ Hezy Shaked

Hezy Shaked

Executive Chairman of the Board

I accept this offer of employment with the Company and agree to the terms and conditions outlined in this Agreement.

/s/ Edmond Thomas
Edmond Thomas October 7, 2015